UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                  FORM  12b-25

                          NOTIFICATION  OF  LATE  FILING

(Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

For  Period  Ended:  June 30,  2001
[]Transition  Report  on  Form  10-K
[]transition  Report  on  Form  20-F
[]Transition  Report  on  Form  11-K
[]Transition  Report  on  Form  10-Q
[]Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:

  Read  Instruction  (on back page) Before Preparing Form. Please Print or Type.
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 Nothing  in this form shall construed to imply that the Commission has verified any  information  contained  herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART  I  --  REGISTRANT  INFORMATION
TECHLITE,  INC.
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Full  name  of  Registrant
N/A
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Former  name  if  applicable
6106  East  32nd  Place,  Suite  101
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Address  of  Principal  Executive  Office  (Street  and  Number)
Tulsa,  OK  74135
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City,  State  and  Zip  Code


PART  II  -  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
     (c) The accountant's statement of other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The registrant's independent accountant could not complete his review of the financial statements. The report will be filed within the five-day extension period.

See  Accountant's  statement  attached

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Thomas  J.  Kenan            405                  235-2575
     -----------------------  ---------------  ----------------------------
            (Name)              (Area  Code)         (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(x). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if sppropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Techlite,  Inc.
                  -------------------------------------------
                  (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 14,  2001                By/s/J.D.  Arvidson
-------------------                      -----------------
                                          J.D. Arvidson, Chief Executive Officer

Attachment  to  Form  12B-25  -  Notification  of  Late  Filing

Name  of  Registrant:  TechLite,  Inc.
SEC  File  Number:     333-68071


                             ACCOUNTANT'S STATEMENT
                           Required by Rule 12b-25(c)


                                Causon & Westhoff
                            15 West 6th, Suite 2310
                                Tulsa, OK 74119
                             Telephone 918-382-7000
                                Fax 918-382-7005




SECURITIES  AND  EXCHANGE  COMMISSION
WASHINGTON  DC   20549

Re:  TechLite,  Inc.
     SEC  File  #333-68071
     Form  10-QSB  Quarterly  Report
     Fiscal  Quarter  Ended  06-30-01

Gentlemen:

     We  are  the  independent  auditor  for  TechLite,  Inc.

     We are unable to complete the review of the registrant in time for the registrant's Form 10-QSB to be filed in a timely manner.

                            Respectfully submitted,

                            /s/Causon  &  Westhoff
                            -----------------------------
                            Causon  &  Westhoff
                            Certified  Public  Accountant
                            Tulsa,  Oklahoma
August  14,  2001